UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2008

RAM Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-32864	Not Applicable
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

RAM Re House
46 Reid Street
Hamilton HM 12 Bermuda
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (441) 296-6501

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

     (c)   On January 28, 2008, the Board of Directors of RAM Holdings Ltd. appointed Edward U. Gilpin as Chief Financial Officer (Principal Financial Officer). Mr. Gilpin, age 46, joins RAM Holdings from ACA Capital Holdings, Inc. (Pink Sheets: ACAH), a holding company that provides asset management services and credit protection products, where he was Executive Vice President and Chief Financial Officer and a Director. Prior to joining ACA Capital in 2001, Mr. Gilpin was Vice President in the Financial Institutions Group at Prudential Securities, Inc.'s investment banking division. From 1998 to 2000, Mr. Gilpin served in the capacity of Chief Financial Officer for an ACA Capital affiliated 'AAA' start-up venture. From 1991 to 1998, Mr. Gilpin was with MBIA, Inc (NYSE: MBI), holding various positions in the finance area. His most recent position with MBIA was Director, Chief of Staff for MBIA's President. Mr. Gilpin began his career as an Assistant Vice President in the Mutual Funds Department of BHC Securities, Inc. Mr. Gilpin is a graduate of St. Lawrence University with a Bachelors of Science degree. He received a Masters of Business Administration in Finance from Columbia University. Mr. Gilpin is a FINRA Financial and Operations Principal and was an Adjunct Faculty Member of the NYU School of Business, Law & Taxation from 1994 to 1998.

     RAM Holdings Ltd., RAM Reinsurance Company Ltd., and Edward U. Gilpin have entered into a two year employment agreement dated January 28, 2008. A copy of the employment agreement is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 5.02. Under the employment agreement, RAM Holdings Ltd. and RAM Reinsurance Company Ltd. agree to employ Mr. Gilpin, and Mr. Gilpin agrees to serve, as the Chief Financial Officer of each company, reporting to the Chief Executive Officer. On January 28, 2010, the employment agreement will automatically renew for additional one year terms until terminated by either party on six months notice prior to the end of the then current term, or otherwise in accordance with the termination provisions of the agreement. Under the employment agreement, Mr. Gilpin will receive a base salary of $350,000. Mr. Gilpin’s incentive award target is 110% of his base salary. With respect to the 2008 incentive compensation payable in 2009, RAM Holdings Ltd. and RAM Reinsurance Company Ltd. are required to pay Mr. Gilpin at least the target amount of $385,000. The incentive award will be payable 75% in cash and 25% in Restricted Share Units in accordance with RAM Holdings Ltd.’s key executive bonus policy, subject to amendment of that policy in discretion of the Compensation Committee of RAM Holdings Ltd. During the term of his employment, Mr. Gilpin will participate in the 2006 Equity Plan or any successor plan. In connection with the commencement of Mr. Gilpin’s employment, he received or will receive the following awards and payments under the employment agreement:

(1)   A one-time grant of 15,000 Restricted Share Units and 50,000 Share Options under the 2006 Equity Plan on the start date of his employment, each vesting over four years in equal annual installments and otherwise on the terms set forth in RAM Holdings Ltd.’s Form of Restricted Share Unit Award (Annual Bonus) and Form of Share Option Award for employees (the “Start Date Equity Awards”).

(2)   A one time payment of $75,000 on the start date of Mr. Gilpin’s employment (the “Start Date Cash Award”).

(3)   On or prior to March 31, 2009, a one-time grant of Share Options under the 2006 Equity Plan, subject to approval of the Board of Directors of RAM Holdings Ltd., vesting over four years in equal annual installments and otherwise on the terms set forth in RAM Holdings Ltd.’s form of Share Option Award for employees, with a value of up to $130,000 (the “Additional Award”).

The value of any portion of the Additional Award granted as Share Options shall be determined as of the applicable date of grant based on the Black-Scholes method applied on a basis consistent with RAM Holdings Ltd.’s financial statements. The balance of the Additional Award, if any, not granted as Share Options on or prior to March 31, 2009 shall be paid in cash (the “Additional Cash Award”). The Start Date Cash Award shall be subject to forfeiture and shall be repaid by Mr. Gilpin if he terminates his employment voluntarily without “good reason” (as defined in the employment agreement) as follows: $75,000 if such termination occurs prior to January 28, 2009 and $37,500 if such termination occurs after January 28, 2009 but prior to January 28, 2010. The Additional Cash Award, if any,

shall be subject to forfeiture and shall be repaid by Mr. Gilpin in full if he terminates his employment voluntarily without “good reason” (as defined in the employment agreement) prior to March 31, 2010.

     Mr. Gilpin will relocate to Bermuda and receive a cost of living allowance of $14,000 per month. RAM Holdings Ltd. and RAM Reinsurance Company Ltd. will pay or reimburse up to $75,000 of ordinary and necessary moving expenses incurred as a result of the relocation to Bermuda. The other terms of Mr. Gilpin’s employment agreement are substantially the same as those of our other executive officers as described in the Company’s definitive proxy statement for the 2007 annual general meeting of shareholders, filed on Schedule 14A on March 29, 2007, and such descriptions are incorporated by reference into this Item 5.02.

     RAM Holdings Ltd.’s 2006 Equity Plan (previously filed as Exhibit 10.10 of RAM Holdings Ltd.’s Amended Registration Statement on Form S-1/A (File No. 333-131763)), Form of Share Option Award Agreement for Employees (previously filed as Exhibit 10.10 of RAM Holdings Ltd.’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2006) and Form of Restricted Share Unit Award Agreement [Annual Bonus Award] (previously filed as Exhibit 10.13 of t RAM Holdings Ltd.’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2006) are incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits

Exhibit
Number	Description

10.1	Employment Agreement, dated January 28, 2008, among RAM Holdings Ltd., RAM Reinsurance Company Ltd., and Edward U. Gilpin.

99.1	Press Release dated January 28, 2008

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM Holdings Ltd. (Registrant)

Dated: January 29, 2008	By: /s/ Victoria W. Guest
Name: Victoria W. Guest
Title: General Counsel